Exhibit 99.1

Cocrystal Pharma Announces the Passing of Chairman, CEO and Co-founder Dr. Gary Wilcox

BOTHELL, Wash. (May 28, 2021) – With great sadness, Cocrystal Pharma, Inc. (Nasdaq: COCP), (“Cocrystal” or the “Company”) announces that Gary Wilcox, Ph.D., Chairman, CEO and co-founder, suddenly passed away Wednesday, May 26 at the age of 74. The Board of Directors and staff of Cocrystal extend their deepest condolences to the Wilcox family and express their gratitude for Gary’s contributions to Cocrystal and to human health.

The Cocrystal Board of Directors has designated Sam Lee, Ph.D., President, and James Martin, CFO, to share the CEO responsibilities while seeking a successor for the position. Roger Kornberg, Ph.D., Cocrystal co-founder, Chief Scientist, Director and Chairman of the Scientific Advisory Board, has been named Chairman of the Board, and Steve Rubin, Director of Cocrystal and its predecessor company since 2008, has been named Vice Chairman. Cocrystal also announces the appointment of Richard C. Pfenniger, Jr. to the Board of Directors, maintaining membership at five. Mr. Pfenniger brings significant industry knowledge and corporate governance expertise, having served as chief executive officer, chief operating officer, general counsel, director and chairman at multiple healthcare companies.

“We are fortunate to have two highly qualified and dedicated executives in Sam and Jim to assume the CEO duties on an interim basis. Our Board has full confidence in a smooth transition and in their ability to advance our antiviral programs into clinical development,” said Dr. Kornberg. “We also welcome Richard to our Board. We will call upon his insights regarding many aspects of our business and to provide valuable operational, leadership and management advice to the Board in critical areas.

“The Cocrystal team is committed to carrying on Gary’s quest to address the growing global need for new antiviral treatments,” added Dr. Kornberg. “We will deeply miss Gary. He possessed a rare combination of scientific brilliance, business acumen and personal humility. He was an accomplished leader and earned respect throughout the biotechnology community, having achieved more in his 35 years in the industry than I can list. He brought an entrepreneurial spirit to Cocrystal that has been instrumental in deploying our novel replication technology to advance the discovery and development of antiviral candidates, and he sustained that spirit each and every day.”

Richard Pfenniger, Jr.

Mr. Pfenniger is a private investor who served as Interim CEO of Vein Clinics of America, Inc., a privately held company that specializes in the treatment of vein disease, from May 2014 to February 2015 and as Interim CEO of IntegraMed America, Inc., a privately held company that manages outpatient fertility medical centers, from January 2013 to June 2013. He served as Chief Executive Officer and President of Continucare Corporation, a provider of primary care physician and practice management services, from 2003 until 2011, and as Chairman of the Board of Directors of Continucare Corporation from 2002 until 2011. Previously, Mr. Pfenniger served as the Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc. from 1997 through June 2003. Prior to joining Whitman, he served as the Chief Operating Officer of IVAX from 1994 to 1997, and, from 1989 to 1994, he served as the Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation. Prior thereto he was engaged in the private practice of law.

Mr. Pfenniger currently serves as a director of OPKO Health (Nasdaq: OPK), a multinational biopharmaceutical and diagnostics company, GP Strategies Corporation (NYSE: GPX), a corporate education and training company, and Asensus Surgical, Inc. (NYSE American: ASXC), a medical device company. He also serves as the Vice Chairman of the Board of Trustees and as a member of the Executive Committee of the Phillip and Patricia Frost Museum of Science in Miami.

About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical-stage biotechnology company discovering and developing novel antiviral therapeutics that target the replication process of coronaviruses (including SARS-CoV-2), influenza viruses, hepatitis C viruses and noroviruses. Cocrystal employs unique structure-based technologies and Nobel Prize-winning expertise to create first- and best-in-class antiviral drugs. For further information about Cocrystal, please visit www.cocrystalpharma.com.

Investor Contact:

LHA Investor Relations

Jody Cain

310-691-7100

jcain@lhai.com

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